Exhibit 3.5

STATE OF DELAWARE

CERTIFICATE OF CORPORATE DOMESTICATION

OF

FREEDOM ACQUISITION I CORP.

Pursuant to Sections 103 and 388

of the General Corporation Law of the State of Delaware

Freedom Acquisition I Corp., presently a Cayman Islands exempted company, organized and existing under the laws of the Cayman Islands (the “Corporation”), does hereby certify:

1. The Corporation was first formed on December 23, 2020.

2. The name under which the Corporation was first formed was “Freedom Acquisition I Corp.”, and the jurisdiction where the Corporation was first formed is the Cayman Islands.

3. The name of the Corporation immediately prior to filing this Certificate of Corporate Domestication (this “Certificate”) is “Freedom Acquisition I Corp.”.

4. The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the Corporation or any other equivalent thereto under applicable law, immediately prior to the filing of this Certificate was the Cayman Islands.

5. The name of the Corporation as set forth in the Certificate of Incorporation being filed with the Secretary of State of the State of Delaware in accordance with Section 388 of the General Corporation Law of the State of Delaware is “Complete Solaria, Inc.”.

6. The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Corporation and the conduct of its business or by applicable law of the Cayman Islands, as appropriate.

[Signature on next page.]

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the Corporation has executed this Certificate on this [•] day of [•], 2023.

FREEDOM ACQUISITION I CORP.

By:
Name:	Adam Gishen
Title:	Chief Executive Officer

[Signature Page to Certificate of Corporate Domestication]